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EXHIBIT 1
                                     UNOVA, INC.
                                 GRID PROMISSORY NOTE


For value received, UNOVA, Inc. the ("Company"), a Delaware corporation, promises to pay to the order of Greenwich Funding Corporation, (the "Lender"), in lawful money of the United States of America at the office of the Lender, the principal amount of each advance ("Advance") endorsed on the schedule or schedules attached hereto (the "Schedules") on the maturity date of such Advances as shown in the applicable Schedule, and to pay, at said principal office, interest on the unpaid balance of the principal amount of such Advance from and including the date of such Advance (as shown in the applicable Schedule) to such maturity date at the rate per annum in respect of such Advance quoted by the Lender and agreed to by the undersigned and specified in the applicable Schedule, PROVIDED that the failure to so endorse shall not affect the obligations of the Company to the Lender. Interest shall be calculated on the basis of a year of 360 days and actual days elapsed, such interest to be payable on the maturity date of each Advance. The Company shall have no right to prepay any unpaid principal amount of any Advance. All Advances made hereunder shall be credited to Wells Fargo Bank Los Angeles Branch ABA 121000248 for the account of UNOVA, Inc. ________. The Company shall make each payment hereunder on or before 1:00 p.m. (New York City time) on the day when due in lawful money of the United States of America to the Lender at Credit Suisse First Boston New York Branch, ABA#0260-0917-9, account ________, in same day funds. Whenever any payment to be made hereunder

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EXHIBIT 1


shall be otherwise due on a Saturday, a Sunday or a public or bank holiday in
(a) New York, or (b) the city in which the principal office of Lender is located (any other day being a "Business Day"), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest. This is not a commitment to lend but rather sets forth the procedures to be used in connection with the Company's requests for the Lender's making of Advances to the Company from time to time and, in the event that the Lender makes Advances to the Company hereunder, the Company's obligations to the Lender with respect hereto,

The Company shall at all times maintain, and each request for an Advance shall constitute a representation and warranty that the Company has maintained unused and undedicated bank facilities or alternative sources of liquidity from one or more commercial banks which together are at least equal to the then outstanding amount of credit extended hereunder (giving effect of such Advance) and such Advance is being incurred, and will be repaid, in the ordinary course of the Company's business and financial affairs and in accordance with ordinary business terms.

If the Company shall not pay the Lender said principal and interest when due, or if the Company shall become insolvent, commit any act of bankruptcy, or make a general assignment for benefit of creditors, or if the transaction of usual business of the Company shall be suspended, or any proceeding, procedure of

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EXHIBIT 1


remedy supplementary to or in enforcement of judgment shall be resorted to or commenced against, or with respect to any property of the Company, or if a petition of bankruptcy or for any relief under any law relating to the relief of debtors, adjustment of indebtedness, reorganization, composition or extension shall be filed, or any proceeding shall be instituted under any such law, by or against (if unstayed for a period of 60 days) the Company, or any court at the instant thereof shall take possession of any substantial part of the property of, or assume control over the affairs of or operations of, or a receiver shall be appointed of or of any substantial part of the property of, or if any indebtedness exceeding $25,000,000 of the Company for borrowed money shall not be paid when due or shall become due and payable by acceleration of maturity thereof, or if the Company shall be dissolved or be a party to any merger or consolidation in which the Company is not the survivor without the written consent of the Lender: then this note and all interest due thereon to the maturity date, as appropriate, of each Advance shall, unless the Lender shall otherwise elect, forthwith be due and payable, the Company shall be liable hereunder and all provisions hereof shall apply to the Company.

The Company shall not institute against, or join any other person in instituting against the Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law for one year and one day after the latest maturing commercial paper note issued by the Lender is paid in full.

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EXHIBIT 1


Lender may assign to one or more banks or other entities all or any part of, or may grant participations to one or more banks or other entities in or to all or any part of, any Advance or Advances hereunder. The Company may not assign its rights or obligations hereunder or any interest herein without the Lender's prior written consent and any such assignment without the Lender's consent shall be null and void.

This note shall be construed according to and governed by the laws of the State of New York.

UNOVA, Inc.

By: /s/ Lori J. Segale
    ------------------------

Title: Treasurer
       ------------------------

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